                                                                    EXHIBIT a(1)

                            CERTIFICATE OF FORMATION

                                       OF

                               THE OXBOW FUND, LLC

To:      Treasurer
         State of New Jersey

         THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a limited liability company pursuant to the provisions of Title 42, the New Jersey Limited Liability Company Act, of the New Jersey Statutes, does hereby execute the following Certificate of Formation:

         FIRST: The name of the limited liability company is The Oxbow Fund, LLC.

         SECOND: The address of the Company's registered office in the State of New Jersey is c/o C.J.M. Planning Corp., 223 Wanaque Ave., Pompton Lakes, NJ 07410. The name of its registered agent at such address is S. Charles Musumeci, Jr.

         THIRD: The duration of the limited liability company is ten years.

         FOURTH: The effective date of the Certificate of Formation is the date of filing.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on the 14th day of September, 1999.

                                                /s/ William L. Turok
                                         ---------------------------------------
                                           William L. Turok, Authorized Person